Exhibit 16.1

June 24, 2011

United States Securities and Exchange Commission

100 F Street, N.E.

Washington D.C. 20549

Re:

Clear Skies Solar, Inc.

Commission File Number 000-53105

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K of Clear Skies Solar, Inc., to be filed with the Securities and Exchange Commission on or about June 24, 2011, and are in agreement with the statements contained under Item 4.01 paragraphs 1, 3 and 4 therein as they relate to our firm.  We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ J.H. Cohn LLP

Jericho, New York